Exhibit 99.1

Noranda Reports Second Quarter 2010 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 28, 2010--Noranda Aluminum Holding Corporation (NYSE: NOR) announced its consolidated financial results for second quarter 2010, which ended June 30, 2010. Noranda’s second quarter 2010 performance resulted in earnings per share of $0.14 on net income of $6.9 million. The after-tax negative impact of special items was $10.7 million, or $0.21 per share. During the quarter, operating cash flow generated $118.3 million and adjusted EBITDA was $78.8 million. The Company’s integrated cash cost for primary aluminum was $0.66 per pound.

Other important metrics and events for second quarter 2010 included:

  Revenues were $334.9 million.
  Income before taxes was $10.3 million, which included $16.0 million in net negative impact of special items.
  CORE productivity improvement and cost reduction initiatives contributed over $15.0 million in cost reduction, capital avoidance, and cash generation.
  Proceeds from IPO and hedge terminations were used to repay $176.3 million of indebtedness.
  Total indebtedness was $553.7 million at June 30, 2010.
  Cash and cash equivalents balances totaled $31.7 million at June 30, 2010.
  Senior revolving credit facility had no outstanding borrowings and $215.2 million available borrowing capacity at June 30, 2010.
  New Madrid smelter operated at full production during second quarter 2010.

In May 2010, Noranda completed the initial public offering (“IPO”) of 11.5 million shares at a price of $8.00 per share. The IPO generated $82.9 million in net proceeds after the underwriting discounts, commissions, fees and expenses. Noranda used those net proceeds, together with $95.9 million of net proceeds from settling all our outstanding fixed-price aluminum hedges, to strengthen its balance sheet by reducing debt.

In addition to completing its IPO, and achieving the results described above, the Company accomplished two significant regulatory milestones during second quarter 2010:

  In June 2010, the Missouri Public Service Commission (“MoPSC”) ruled on the power rate case filed by AmerenEU on July 24, 2009. The MoPSC’s ruling resulted in no substantive change to the base power rate for the Company’s aluminum smelter in New Madrid.
  On June 24, 2010, the Company finalized a definitive agreement with the Government of Jamaica (“GOJ”), pursuant to an agreement reached at the end of 2009 setting the fiscal regime structure for the Company’s bauxite mining operations. The GOJ agreement as finalized continues the bauxite cost structure agreed to at the end of 2009. The Company agreed to provide the GOJ $10.0 million of prepayments in June 2010 for taxes due in 2010 through 2012.

“The completion of our IPO speaks not only to Noranda’s track record of success, but to the market’s confidence in our ability to execute our strategy to create sustainable value,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “Our second quarter 2010 results support that confidence.”

Second Quarter 2010 Results

For second quarter 2010, net income was $6.9 million on pre-tax income of $10.3 million, compared to a net loss of $12.1 million on pre-tax income of $29.9 million in second quarter 2009. Second quarter 2010 results reflect higher LME prices and Midwest premiums, the effects of a fully operational New Madrid smelter throughout second quarter 2010, the benefits of 100% ownership of the alumina and bauxite operations, and the impact of the Company’s CORE productivity improvement and cost reduction initiatives.

Special items during second quarter 2009 and 2010 are outlined below (in millions):

	Three months ended June 30,
	2009	2010
	$	$
Pre-tax impact of specific transactions and events:	Increase (decrease) to pre-tax income
Insurance recoveries in excess of costs and losses	29.2	–
Management agreement termination	–	(12.5)
Modification of stock options	–	(3.2)
Transaction related legal costs	–	(5.2)
Restructuring, primarily related to contract mining	–	(3.2)
Gain (loss) on debt repurchase	12.4	(2.5)
Impairment of equity method investment	(35.0)	–
Total pre-tax impact of specific transactions and events	6.6	(26.6)
Gain on hedging activities	53.2	20.5
LIFO and LCM	2.2	(9.9)
Total pre-tax impact of special items	62.0	(16.0)

  Compared to second quarter 2009, second quarter 2010 pre-tax income reflects $50.0 million of improvements in sales margin (sales minus cost of sales).
    Higher LME aluminum prices and Midwest premiums in the primary aluminum products segment contributed $29.6 million to the improvement in consolidated sales margin. The average realized Midwest Transaction Price (“MWTP”) per pound for primary aluminum products was $1.04 in second quarter 2010 compared to $0.71 in second quarter 2009. The integrated net cash primary aluminum production cost was $0.66 per pound in second quarter 2010, compared to $0.67 per pound in second quarter 2009, which included approximately $0.14 per pound of insurance proceeds.
    Having the New Madrid smelter fully operational throughout second quarter 2010, contributed an estimated $13.1 million to the sales margin improvement. Returning the smelter to full operations at the end of first quarter 2010 provided the opportunity to increase primary aluminum product shipments compared to second quarter 2009 levels and to eliminate cost inefficiencies from operating below capacity in second quarter 2009.
    External bauxite and alumina sales contributed $10.9 million of sales margin in second quarter 2010, following the Company’s August 2009 actions to assume 100% ownership of these operations.
    Shipments in the flat rolled products segment rose 16.0% to 91.9 million pounds in second quarter 2010 compared to second quarter 2009.
    Second quarter 2010 sales margins were adversely impacted by $9.9 million of lower-of-cost-or-market adjustments on a LIFO basis—$7.1 million in the primary aluminum segment and $2.8 million in the rolled products segment—due to late second quarter 2010 declines in the LME aluminum price. Second quarter 2009 sales margins were favorably impacted by $2.2 million of such adjustments—$1.4 million in the primary aluminum segment and $0.8 million in the rolled products segment.

    Selling, general and administrative (“SG&A”) costs increased $32.4 million to $43.1 million in second quarter 2010 compared to second quarter 2009.
    In the corporate segment, second quarter 2010 costs included a number of special items whose timing was related to the completion of the Company’s IPO. These special items included $12.5 million of expense upon the termination of the Company’s management agreement with its private equity sponsor, as well as $3.2 million of stock option expense associated with accelerated vesting in connection with the IPO. Second quarter 2010 corporate SG&A also reflected $5.2 million of legal and consulting fees not directly related to the IPO.
    Second quarter 2010 SG&A costs for the bauxite and alumina segments totaled $8.0 million, compared to none in second quarter 2009, which was prior to the period in which the Company became the sole owner of those operations. Second quarter 2010 SG&A for the bauxite segment included $3.0 million of restructuring charges associated with the Company’s April 2010 announced conversion of a substantial portion of its bauxite mining operations to contractors.
    Second quarter 2009 SG&A costs in the primary aluminum products segment were favorably affected by the timing of recognizing the insurance claim recovery of $4.1 million of costs incurred in first quarter 2009 related to the smelter outage.
  Interest expense was $8.5 million in second quarter 2010, representing a $5.6 million decrease compared to second quarter 2009. This improvement primarily reflects the lower average outstanding debt balance in second quarter 2010 as a result of the Company’s debt repurchases in 2009 and 2010.
  Net gains on hedging activities were $20.5 million in second quarter 2010, compared to $53.2 million in second quarter 2009, with the decrease related primarily to different levels of hedge accounting gain reclassifications across the two periods. In second quarter 2009, Company reclassified $69.9 million of hedge accounting gains from accumulated other comprehensive income (“AOCI”) into earnings, including the accelerated reclassification of $43.9 million into earnings because of revised estimates of the probability that original forecasted transactions would occur. During second quarter 2010, the Company reclassified $20.7 million of hedge accounting gains from AOCI into earnings and recorded no accelerated reclassifications.
  In second quarter 2009, the Company recorded a $35.0 million impairment charge related to its equity-method investment in St. Ann. No such charges have been recorded in 2010.
  During second quarter 2010, the Company used net proceeds from its completed IPO and the termination of fixed-price aluminum swaps to repay $176.3 million aggregate principal amount of the Company’s outstanding HoldCo Notes and term B loan at par and proceeds from April 2010 hedge terminations to repay $10.0 million principal amount of the term B loan, resulting in a $2.5 million net loss associated with the write-off of deferred financing costs and unamortized debt issuance discount. In second quarter 2009, the Company repurchased $58.5 million aggregate principal amount of the Company’s outstanding notes, term B loan and revolving credit facility borrowings for a price of $44.8 million, plus fees, which resulted in a recorded gain of $12.4 million.
  The second quarter 2010 provision for income taxes was based on a 33.6% annual effective tax rate. The second quarter 2009 effective rate was impacted by changing from using the estimated annual effective tax rate in first quarter 2009 to using the actual year-to-date effective tax rate to calculate the Company’s year-to-date tax provision at June 30, 2009.

Year-to-date 2010 Results

For the first six months of 2010, net income was $6.8 million on pre-tax income of $10.3 million, compared to net income of $32.2 million on pre-tax income of $82.1 million in the first six months of 2009. Year-to-date 2010 results reflect higher LME prices and Midwest Premiums, the effects of operating the New Madrid smelter at higher levels of production in 2010, the benefits of 100% ownership of the alumina and bauxite operations in 2010, and the impact of the Company’s CORE productivity improvement and cost reduction initiatives.

Special items for the first six months of 2009 and 2010 are outlined below (in millions):

	Six months ended June 30,
	2009	2010
	$	$
Pre-tax impact of specific transactions and events:	Increase (decrease) to pre-tax income
Insurance recoveries in excess of costs and losses	29.2	–
Management agreement termination	–	(12.5)
Modification of stock options	–	(3.2)
Transaction related legal costs	–	(5.4)
Restructuring	–	(7.8)
Gain (loss) on debt repurchase	164.7	(2.6)
Impairment of equity method investment	(80.3)	–
Goodwill impairment	(43.0)	–
Total pre-tax impact of specific transactions and events	70.6	(31.5)
Gain on hedging activities	98.3	22.3
LIFO and LCM	6.6	(9.0)
Total pre-tax impact of special items	175.5	(18.2)

Liquidity

Operating cash flows provided $219.0 million in the first six months of 2010 compared to $108.1 million provided during the comparable 2009 period.

  For the first six months of 2010 Adjusted EBITDA was $135.8 million, a $94.6 million improvement over first six months of 2009. This improvement was due to the combined effects of rising LME prices and Midwest premiums, stronger demand, effective productivity initiatives, and the efficiencies gained from our New Madrid smelter becoming fully operational during the first quarter of 2010.
  Proceeds from hedge terminations contributed $164.6 million to operating cash flow in the first six months of 2010, compared to $70.1 million in the first six months of 2009. As of second quarter 2010, there are no aluminum hedges available to be monetized.
  The Company funded $20.8 million of working capital growth during the first six months of 2010, due primarily to the timing of accrual payments in 2010 and an increase in the LME aluminum price, production, and quantities shipped. Working capital growth was also negatively impacted by the prepayment to the GOJ of $10.0 million in June 2010 for taxes due in 2010 through 2012.

During the first six months of 2010, the Company invested $27.8 million in capital expenditures, compared to $15.2 million, net of insurance proceeds, in the comparable prior period. This increase was principally due to the inclusion of Gramercy and St. Ann in the Company’s consolidated results in 2010 and the smelter outage in 2009.

During second quarter 2010, the Company used the $82.9 million net proceeds of its IPO, together with $95.9 million of proceeds from terminating its remaining fixed-price aluminum sale swaps to retire its $66.3 million principal amount of outstanding HoldCo bonds and repay $110.0 million of its term B loan. These actions brought year-to-date 2010 debt repurchases to $409.8 million, reducing total indebtedness to $553.7 million at June 30, 2010. The Company has a strong liquidity position, with $31.7 million in cash and cash equivalents at June 30, 2010, and $215.2 million of available borrowing capacity under its senior revolving credit facility.

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment and, fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

Conference Call Information

Noranda will be hosting a conference call at 10:00a.m. Eastern Time today to discuss the quarterly results. The call will be broadcast over the Internet on the Company's homepage at www.NorandaAluminum.com and can be accessed under the link "Investor Relations." The webcast will be archived shortly after the conference call concludes.

For Question-and-Answer Participants

To participate in the question-and-answer session of the conference call, dial the appropriate number below at least 10 minutes prior to the scheduled start of the call.

U.S. participants:	(800) 510-0219
International participants:	(617) 614-3451
Conference ID #:	41253350

A replay of the conference call will be available two hours after the completion of the call until midnight EST on August 4, 2010. U.S. listeners should dial (888) 286-8010. International callers should dial (617) 801-6888. Conference ID #:75698943

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, +1 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com